August 10, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

        Re:  Registration Statement on Form SB-2
             First Security Bancorp, Inc.

Dear Sir or Madam:

     On behalf of First Security Bancorp, Inc. (the "Company"), we transmit herewith for filing under the Securities Act of 1933, as amended, the Company's Registration Statement on Form SB-2, dated August 10, 2000, together with the exhibits thereto, in connection with the registration of 1,000,000 shares of no par value Common Stock.
     The registration fee of $4,224.00 has been wire transferred to the Commission's account at Mellon Bank in Pittsburgh, Pennsylvania.
     Please feel free to communicate with the undersigned at (859)231-3062 with any questions regarding this filing.

                                   Very truly yours,

                                   /s/ J. David Smith, Jr.

                                   J. David Smith, Jr.